Exhibit 99.1

Huttig Building Products, Inc. Completes New $160 Million Credit Facility

ST. LOUIS, MO, October 23, 2006 -- Huttig Building Products, Inc. (NYSE: HBP), a leading domestic distributor of millwork, building materials and wood products, today announced it has entered into a new, five-year $160 million asset based senior secured revolving credit facility. The size of the facility can be increased to $200 million, subject to certain conditions. The initial borrowing availability is based on eligible inventory and accounts receivable. After closing, the Company has the right to add a real estate component to increase borrowing availability.

David L. Fleisher, Huttig's Chief Financial Officer, said, "The new credit facility provides the Company with additional liquidity, greater financial flexibility and substantially improves our debt structure. It increases our borrowing availability, and reduces both our LIBOR margin pricing, and financial covenant monitoring. "

Pricing for the new facility is based at LIBOR plus 100 to 175 basis points, depending on levels of excess availability. Under the prior facility, pricing was LIBOR plus 100 to 200 basis points, depending on levels of certain financial ratios. At closing, the initial pricing is LIBOR plus 100 basis points, compared to LIBOR plus 175 basis points under the prior facility.

Financial covenants in the new facility are limited to a fixed charge coverage ratio to be tested only when excess availability is less than $25 million, and prior to consummation of certain significant business transactions.

In connection with closing the new facility, Huttig terminated a $130 million revolving loan commitment and a $21.4 million term loan under its prior credit facility, which was due to mature in September 2009. The Company used proceeds from the new facility to repay revolving credit and term borrowings of approximately $64.8 million under the prior credit facility. In addition, Huttig terminated an interest rate SWAP, scheduled to mature in September 2009, associated with the prior $21.4 million term loan.

The interest rate SWAP termination resulted in a cash gain of approximately $0.6 million that partially offset a non-cash charge of approximately $1.1 for writing off unamortized costs associated with the prior loan facility. The Company expects to recognize both the cash gain and the write-off in the 2006 fourth quarter.

The new credit facility was arranged by GE Capital Markets and initially funded by GE Commercial Finance. Following the closing, Huttig anticipates that several commercial banks will also participate as lenders.

About Huttig

Huttig Building Products, Inc., currently in its 121st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 43 distribution centers serving 46 states. The Company's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

Contact:

Anreder & Company, 212-532-3232

Steve Anreder, steven.anreder@anreder.com or

Gary Fishman, gary.fishman@anreder.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Huttig Building Products, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.